Exhibit 10.1

PERSONAL AND CONFIDENTIAL

To: Mr. Jacek Olczak                         Lausanne, March 31, 2023

Dear Jacek,

We are pleased to confirm that effective April 1, 2023, your base salary will be increased to
CHF 1’500’000.-- annually, CHF 115’384.62 monthly. This represents a 7.14% increase.

All other conditions relating to your employment with Philip Morris Products S.A., formerly Philip Morris International Management SA, remain as stated in your employment contract and in any subsequent amendments.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head of Labor Relations

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01